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CENTER BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE TO PRESERVE SHAREHOLDER VALUE
Seidman and Associates, LLC
Seidman Investment Partnership, LP
Seidman Investment Partnership II, LP
Broad Park Investors, LLC
Berggruen Holdings North America Ltd.
Chewy Gooey Cookies, L.P.
LSBK06-08, L.L.C.
Harold Schechter
Raymond Vanaria
Lawrence Seidman

(Name of Person (s) filing Proxy Statement, if other than the Registrant)

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THE COMMITTEE TO PRESERVE
SHAREHOLDER VALUE
c/o Lawrence B. Seidman
100 Misty Lane
Parsippany, NJ 07054
(973) 952-0405
(973)781-0876 fax

April 25, 2007

Dear Fellow Shareholder:

I am writing as a representative of The Committee to Preserve Shareholder Value (“Committee”) in response to Mr. Davis’ Shareholder letter dated March 22, 2007 and Center Bancorp, Inc.’s (the “Company”) March 7, 2007 and March 16, 2007 press releases. The Company asserts that the Committee is biased towards a sale of the Company. The Company is wrong. The Committee Nominees, if elected, will conduct an impartial evaluation of all the ways of enhancing shareholder value. This is something the Company’s Board has refused to do.

I also want to clarify, and respond to, a question raised by some Shareholders. In my twenty-three (23) years as an investor, I have never accepted greenmail or any additional compensation (even though it was offered to me several times) for the sale of any stock in ANY company. I have always insisted that every shareholder be treated equally.

Mr. Davis wants you to vote for the Company’s director candidates based upon the Company’s recent financial performance. WHO IS HE KIDDING?

The following is a summary of the Company’s declining financial performance:

•
During the four quarters of 2005, net income before taxes less gain on sale of securities (operating income) ranged from $1.9M to $2.3M, but during the first three quarters of 2006, operating income slid to between $1.0M and $1.3M.

•	In the first quarter of 2006, the Company realized a pre-tax loss on sale of securities of $3.7M.

•	In the fourth quarter of 2006, operating income showed a loss of $205,000.

•	For calendar year 2006, the Company’s return on average assets was just 0.37% versus a peer group return of 0.99%.[1]

•	The Company’s return on average tangible equity was just 5.02% versus the peer group return of 12.07%[1]

In the Company’s March 7, 2007 press release, the Company announced that it was reducing its overall staffing level by about 10%, taking a one-time, pre-tax charge of approximately $140,000 in the first quarter of 2007. However, the Company is not reducing the base salaries for senior management. Why not? The Company expects this initiative to reduce salary and benefit expenses by $1.1M annually. After the implementation of these expense reductions, based upon the fourth-quarter 2006 results, I calculate that the Company’s efficiency ratio would be approximately 90%. This is still significantly higher than the median of approximately 63% for the Company peer group. I calculate that the Company would have to reduce expenses by approximately an additional $7.6M, assuming no change in total revenue, to achieve results comparable to the peer group median.

The Company announced the acquisition of Beacon Trust Company (“Beacon”) in its March 16, 2007 press release. Unfortunately, the Company has not disclosed any historical financial information about Beacon so that a reasoned evaluation of this transaction can be performed. What is the Company afraid of?

Even though the Company’s earnings are declining, the Company wants to take credit for the nearly one-year 40% rise in the Company’s stock price. Ask yourself if it is the Company’s declining earnings or our involvement that has created this rise in the Company’s stock price. We think the answer is clear.

The Company states that I would have a “disruptive effect.” This statement was made notwithstanding that I offered to provide the contact information of the board chairmen and other directors of financial institutions of which I served on the board. The Company failed to contact any of these people, but has the audacity to make the above statement.

If Mr. Davis and the Board really believed that their strategic plan would create value for the Company’s Shareholders, why has the Company stopped repurchasing stock? Also, why doesn’t Mr. Davis “put his money where his mouth is” and buy stock? During the past year, the Directors and senior management have sold more stock, excluding exercising options, than they purchased. THE COMMITTEE HAS BEEN A BUYER, NOT A SELLER!

If you have any questions or need assistance in voting your shares, please call:

D.F. King & Co.
Attn: Richard Grubaugh
48 Wall Street
New York, New York 10005
(Call Toll Free (800) 735-3591)

LAWRENCE SEIDMAN, Member
THE COMMITTEE TO PRESERVE
SHAREHOLDER VALUE

1The companies that comprise the peer group are listed on page 6 of our Definitive Proxy Statement.

PLEASE VOTE FOR
THE COMMITTEE TO PRESERVE SHAREHOLDER VALUE
ON THE WHITE CARD

Your Vote Is Important!
Vote By Telephone Or Via The Internet!

VOTE BY INTERNET	VOTE BY TELEPHONE
It is fast and convenient, and your vote is immediately confirmed and recorded.	Call TOLL-FREE on a touch-tone telephone using the 800 number shown below.

Follow these four easy steps to vote online:

1. Read the accompanying proxy statement and voting form.
2. Go to the Web site www.proxyvote.com.
3. Enter your 12-digit Control Number located on the label of your voting form.
4. Follow the instructions provided.

Follow these four easy steps to vote via telephone:

1. Read the accompanying proxy statement and voting form.
2. Please call toll-free 1-800-454-8683.
3. Enter your 12-digit Control Number located on the label of your voting form.
4. Follow the recorded instructions.

(CUSP NUMBER) XXXX-XXXX-XXXX (SEQUENCE #) (ACCOUNT NUMBER) (SHARES) CLT#(XXX) NAME ADDRESS CITY STATE ZIP CODE